Exhibit 4.12

KPMG LLP Chartered Accountants 2700-205 5 Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 Internet www.kpmg.ca

The securities regulatory authorities in each of the provinces and territories of Canada

Dear Sirs:

Re: TransCanada Corporation (the "Company")

We refer to the short form prospectus of the above Company dated January 31, 2007 relating to the offering of up to $3,000,000,000 common shares, first preferred shares, second preferred shares and subscription receipts of the Company.

We consent to the use, through incorporation by reference in the short form prospectus, of our report dated February 27, 2006 to the shareholders of the Company on the following financial statements:

  •
  Consolidated balance sheets as at December 31, 2005 and 2004; and

  •
  Consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005.

We also consent to the use, through incorporation by reference in the short form prospectus, of our report dated February 27, 2006 to the shareholders of the Company on the related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005.

We report that we have read the short form prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly

(Signed) KPMG LLP

Chartered Accountants

Calgary, Canada
January 31, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative